Exhibit 99.1

ITW Board of Directors Elects Two New Directors

GLENVIEW, ILLINOIS—August 5, 2010—Illinois Tool Works Inc. (NYSE: ITW) today announced that Kevin M. Warren and Anré D. Williams have been elected to ITW’s Board of Directors.

Warren is president of the U.S. Solutions Group for Xerox Corporation and a vice president of the corporation. Prior to his recent position, Warren served as chairman of the board, president and chief executive officer of Xerox Canada. He earned a bachelor of science degree in finance from Georgetown University and he is a graduate of the Harvard Business School Advanced Management Program.

Williams is president of Global Commercial Card for American Express, the division that markets the company’s Corporate Card, Corporate Purchasing Card and other payment products to mid-sized companies and large corporations around the world. Williams joined American Express in 1990 and has held several senior management positions over the years in the Commercial Card and Small Business organizations. Williams earned his bachelor of arts degree from Stanford University and his MBA from the Wharton School at the University of Pennsylvania.

“We are pleased to have Kevin and Anré join our Board of Directors,” said David B. Speer, ITW chairman & chief executive officer. “Their diversity of background and experiences with two highly regarded organizations in Xerox and American Express will bring great value to ITW’s Board of Directors.”

With $13.9 billion in 2009 revenues, ITW is a multi-national manufacturer of a diversified range of value-adding and short-lead time industrial products and equipment. The Company consists of nearly 800 business units in 57 countries and employs approximately 59,000 people.

SOURCE Illinois Tool Works Inc.

Alison Donnelly of Illinois Tool Works Inc., +1-847-657-4565, adonnelly@itw.com